Exhibit 99.6

TELEPHONE INTERNET MAIL [________]

Use any touchtone telephone to vote your proxy. Have your proxy card in hand when you call.

You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

OR

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create an electronic vote.

OR

Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Make sure the pre-printed address shows through the envelope window. Please do not mail additional cards in the same return envelope.

CONTROL NUMBER

IMPORTANT: READ REVERSE SIDE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

[ ] Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

|X| Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” the following items:

FOR AGAINST ABSTAIN

1. To approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2004, between CNL Restaurant Properties, Inc. and U.S. Restaurant Properties, Inc. , the other transactions contemplated thereby and the merger.

2. To approve an amendment to the Second Amended and Restated Articles of Incorporation, as amended, and a conforming amendment to the Third Amended and Restated Bylaws of CNL Restaurant Properties, Inc. to eliminate the provisions contained therein relating to merger transactions in which you will receive securities of another entity.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the actions described in Items 1 and 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

DATE: OWNER SIGN HERE: CO-OWNER SIGN HERE:

SEE REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR A SPECIAL MEETING TO BE HELD ON [____], 2005

The signatory on the reverse side of this card, the “Stockholder”, hereby appoints James M. Seneff, Jr. and Curtis B. McWilliams, and each of them, as proxies, with full power of substitution in each, to vote all shares of common stock of CNL Restaurant Properties, Inc., the “Company,” which the Stockholder is entitled to vote, at the Special Meeting of Stockholders of the Company to be held on ______, 2005, at _____ p.m., local time, and any adjournment or postponement thereof, on all matters set forth in the joint proxy statement/prospectus, dated ________, 2005, a copy of which has been received by the Stockholder and any other subjects that may properly come before the Special Meeting.

CNL RESTAURANT PROPERTIES, INC.

C/O

For your convenience, vote your proxy by telephone or the Internet. And most importantly...

Please vote!